Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS SECOND

QUARTER, FIRST HALF FISCAL 2005 RESULTS

Minneapolis, MN, November 8, 2004 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the second quarter and first six months of fiscal 2005. For the quarter ended September 30, 2004, Hawkins reported sales of $28.6 million, which is consistent with $28.6 million in sales for the same period a year ago. Net income for the second quarter of fiscal 2005 was $2.4 million, or diluted earnings per share of $0.24, versus net income of $2.6 million, or diluted earnings per share of $0.25, earned in the same period of fiscal 2004.

For the six months ended September 30, 2004, Hawkins reported sales of $58.6 million, net income of $5.3 million and diluted earnings per share of $0.52 versus sales of $57.7 million, net income of $5.4 million and diluted earnings per share of $0.53 for the six months ended September 30, 2003.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “the Water Treatment segment has maintained strong revenues with increasing profitability despite unfavorable weather conditions this past summer. This is particularly significant since the weather during the summer of 2003 was very favorable to the type of products sold by the Water Treatment segment, creating more demand for product during that period.”

“At the same time, gross margins remained relatively consistent decreasing from 29.1% for the six months ended September 30, 2003 to 28.9% for the six months ended September 30, 2004 as a competitive market environment was partially offset by a more favorable product mix that incorporates Hawkins own manufacture of certain products,” Hawkins continued. “This is an improved way for us to conduct this business which provides us with added control and better margins.”

Throughout the remainder of this fiscal year, the Company expects a significant increase in expenses associated with the implementation of a new Enterprise Resource Planning system and to meet the requirements of the Sarbanes-Oxley Act.  The ERP system implementation is critical for the Company to make its internal control certifications required by the end of fiscal 2005 pursuant to Section 404 of the Sarbanes-Oxley Act.  The Company's implementation of its ERP system is currently scheduled for the latter part of the fourth quarter of fiscal 2005.  The timing of the implementation makes it likely that the Company will not be able to make an unqualified certification regarding the Company's internal controls pursuant to Section 404 of the Sarbanes-Oxley Act at the end of fiscal 2005.

“We end our first half of fiscal 2005 in excellent financial condition with approximately $26.6 million in cash and marketable securities, strong, predictable cash flow and no debt,” Hawkins added.

-more-

Hawkins, Inc. is a highly focused regional company which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 28, 2004, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Sales	$28,631,601	$28,645,014	$58,587,419	$57,711,881

Cost of sales	20,313,977	20,282,707	41,684,319	40,913,441

Gross margin	8,317,624	8,362,307	16,903,100	16,798,440

Selling, general and administrative expenses	4,724,648	4,405,588	8,929,493	8,598,243

Income from operations	3,592,976	3,956,719	7,973,607	8,200,197

Investment income	140,608	190,854	336,781	413,392

Income before income taxes	3,733,584	4,147,573	8,310,388	8,613,589

Provision for income taxes	1,327,500	1,556,000	2,975,000	3,230,000

Net income	$2,406,084	$2,591,573	$5,335,388	$5,383,589

Weighted average number of shares outstanding - basic	10,216,688	10,216,688	10,216,688	10,216,688

Weighted average number of shares outstanding - diluted	10,217,793	10,216,688	10,217,234	10,216,688

Earnings per share - basic and diluted	$0.24	$0.25	$0.52	$0.53

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18

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